CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

GELTOLOGY INC.

Geltology Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:          The name of the Corporation is Geltology Inc.

SECOND:     This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation's Certificate of Incorporation filed with the Secretary of State on March 24, 2010 (the “Certificate of Incorporation”).

THIRD:         Article numbered SIXTH is hereby added to the Certificate of Amendment in its entirety with the following:

SIXTH

The Board of Directors of the Corporation is authorized and empowered in its discretion to adopt, amend or repeal the by-laws of the Corporation.

FOURTH:     This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the. General Corporation Law of the State of Delaware.

FIFTH:          This Certificate of Amendment shall be effective as of 6:01 p.m. EST on the date written below.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 6th day of July, 2012.

GELTOLOGY INC.

By:	/s/ Yehuda Szender
Yehuda Szender
President & Director

/s/ Ryan Goldstein
Ryan Goldstein
Secretary & Director

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:45 PM 07/06/2012
FILED 05:45 PM 07/06/2012
SRV 120813500 - 4803283 FILE